Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 25, 2025 relating to the financial statements of Daktronics, Inc. and the effectiveness of Daktronics, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Daktronics, Inc. for the year ended April 26, 2025.

/s/ Deloitte & Touche LLP

Minneapolis, MN
September 5, 2025